Exhibit 10.3

CONSENT UNDER THE AUGUST 31, 2017 SEVERANCE AGREEMENT
This CONSENT UNDER THE AUGUST 31, 2017 SEVERANCE AGREEMENT (this “Consent”) is made and entered into as of the 29th day of March, 2019 with reference to the Severance Agreement (the “Agreement”) dated as of August 31, 2017, by and between PQ Corporation, a Pennsylvania corporation (the “Company”) a wholly-owned subsidiary of PQ Group Holdings Inc., a Delaware corporation (“Holdings”), and Scott Randolph (the “Executive”). Any capitalized term not otherwise defined herein shall have the meaning ascribed to it in the Agreement.
WHEREAS, the Executive currently serves as Executive Vice President and Group President—Performance Materials and Chemicals;
WHEREAS, effective as of March 1, 2019, Executive has agreed to become, and consents to assuming, the role in Potter Industries, LLC, as its President, with the duties assigned to that job as have been or may be outlined to the Executive by the Chief Executive Officer of the Company (the “2019 Change in Title and Responsibilities”); and
WHEREAS, the 2019 Change in Title and Responsibilities may constitute a Good Reason termination event pursuant to subpart (A) of the Good Reason definition in Section 1.01 of the Agreement.
NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree and acknowledge as follows:

1.
The Executive agrees that in exchange for the delay in the period under which he can consider a Good Reason termination as set forth in paragraph 2 below, he will not use in any way the 2019 Change in Title and Responsibilities as a means or basis to provide the Company a Termination Notice for a Good Reason termination (or otherwise claim a Good Reason termination under the Agreement with respect to the 2019 Change in Title and Responsibilities). The Executive also waives any time period provided for in the Agreement to consider the 2019 Change in Title and Responsibilities as it relates to a basis for Good Reason termination, except as set forth in paragraph 2 below. For the avoidance of doubt, nothing in this Agreement shall affect the Executive’s right to claim a Good Reason termination or to provide the Company a Termination Notice for a Good Reason termination for any reason other than the 2019 Change in Title and Responsibilities.

2.
In consideration for the Executive’s delay of the time period and other promises in paragraphs 1 and 2 hereof, the Company agrees that beginning on January 15, 2020 and ending on January 31, 2020 (the “Window Period”), Executive shall have the right to make a claim for a Good Reason termination and to provide the Company a Termination Notice in accordance with the requirements of Sections 1.01 and 2.01 of the Agreement as a result of the 2019 Change in Title and Responsibilities. If such a claim is made, the Executive’s separation of employment from the Company will be (unless otherwise agreed by the Company in writing) no sooner than March 1, 2020.

Executive acknowledges and agrees that the Window Period will be his only opportunity to make a claim for, and to provide a Termination Notice in connection with, a Good Reason termination resulting from the 2019 Change in Title and Responsibilities. No Good Reason termination will be effective under the Agreement, based on the 2019 Change in Title and Responsibilities, other than provided in this paragraph.

3.	Other than as set forth in this Consent, the Agreement is unchanged and unamended, and remains in full force and effect.

4.
The provisions of this Consent may be amended and waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Consent shall affect the validity, binding effect or enforceability of this Consent or any provision hereof.

5.
This Consent shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

6.
This Consent may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties hereto agree to accept a signed electronic copy of this Consent as a fully binding original.

IN WITNESS WHEREOF, the parties hereto have executed this Consent as of the date first written above.

EXECUTIVE

/s/ Scott Randolph
Scott Randolph

PQ CORPORATION

By: /s/ Belgacem Chariag
Name: Belgacem Chariag
Title: President and CEO

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